Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-193445) pertaining to the 2013 Long-Term Incentive Plan of Cypress Energy Partners, L.P. of our reports dated March 31, 2014, with respect to the financial statements of Cypress Energy Partners, L.P.; the consolidated financial statements of Cypress Energy Partners, LLC, and the combined financial statements of the Tulsa Inspection Resources Entities included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
March 31, 2014